Exhibit 10.18
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
October 05, 2007
[ * ]
One Tower Lane
Oakbrook Terrace, IL 6018
Dear [ * ]:
This letter will confirm that we have agreed to extend the term of that certain QuinStreet Client Agreement dated as of July 3, 2001 between QuinStreet, Inc. and DeVry University (the “Agreement”) for one (1) year following the date of execution of this letter. Following this extension term the Agreement will renew for successive yearly terms until terminated with not less than 30 days prior written notice by either party. The pricing payable to QuinStreet for leads delivered pursuant to this agreement will remain at current levels during the extension term.
Other than the term, which is extended by this letter, the remaining provisions of the Agreement shall remain in full force and effect until the New Termination Date. The parties have also agreed that the terms of Addendum A to this letter, attached hereto and made part hereof by this reference shall apply during the renewal term of the Agreement and any subsequent extension term thereof.
We have enclosed two executed copies of this letter. If the foregoing provisions accurately reflect our agreement with respect to the subject matter of this letter, please sign one copy of this letter in the space below and return it to the undersigned while retaining one fully-executed version of this letter for your records. Thank you for the continuing opportunity to be of service to DeVry University.

Very truly yours,

QuinStreet, Inc.

By:	/s/ Tom Cheli

Its:	TC EVP

ACCEPTED AND AGREED AS OF 11-6 , 2007:

DeVry University

By:	[ * ]

Its:	[ * ]

Addendum A
New Scope of Services
In addition to the services covered in the agreement between the parties, effective June 1, 2006, QuinStreet agrees to provide the following services to DeVry University:
1.	DeVry University appoints QuinStreet, Inc. and its subsidiaries (collectively, “QuinStreet”) as the designated manager for certain on-line advertising placements, including without limitation, securing media placements, search engine driven or pay-per-click advertising and banner advertising.

2.	Quinstreet will [ * ] at DeVry University’s request on behalf of DeVry University. Quinstreet [ * ] agrees to [ * ] at the [ * ] by DeVry University. [ * ] QuinStreet may, at its own discretion, [ * ] that is [ * ]. QuinStreet will also have [ * ]. QuinStreet will be [ * ] and will [ * ] DeVry University has [ * ]. QuinStreet will, if required to do so by the existing agreement between Devry University [ * ], or if QuinStreet determines it to be in the best interests of Devry University to do so, [ * ]. QuinStreet may enter into agreements on its own behalf with [ * ] related to [ * ] Devry University.

3.	QuinStreet will manage the process of receiving creative for DeVry University to approve. All creative (banner, website, copy, etc.) will be approved by DeVry University.

4.	QuinStreet will monitor and request updates to all websites owned or operated by the additional vendors DeVry University has asked it to manage on its behalf. QuinStreet may, at its own discretion, terminate any vendor who is in non-compliance with any Devry University guideline, including those issues pursuant to items 2 and 3 above.

5.	QuinStreet will send regular reports to DeVry University including, but not limited to:
A.	Month-to-date lead volumes delivered

B.	Detailed reports, [ * ], of lead volume and [ * ]

QuinStreet, Inc.

Name:	/s/ Tom Cheli

Title:	EVP

Date:	11/6/07

Accepted by

Advertiser:	DeVry

Name:	[ * ]

Title:	[ * ]

Date:	11-9-07

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.